UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2018

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South 108th Avenue

Omaha, Nebraska 68154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (402) 331-7856

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 16, 2018, TD Ameritrade Holding Corporation (“Parent”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”), led by Wells Fargo Securities, LLC and Barclays Bank PLC, as joint bookrunners and joint lead arrangers, and Wells Fargo Bank, National Association, as administrative agent, pursuant to which the Lenders have committed to make available to Parent a new $500 million senior unsecured revolving loan facility (the “New Revolving Facility”). The maturity date of the New Revolving Facility is May 17, 2018. Borrowings under the New Revolving Facility may be used for working capital needs and for general corporate purposes.

The applicable interest rate under the New Revolving Facility is calculated as a per annum rate equal to, at the option of Parent, (a) LIBOR plus an applicable margin, which is currently 1.25% (“Eurodollar loans”) or (b) (i) the greater of (x) the prime rate, (y) the federal funds effective rate (or if the federal funds effective rate is unavailable, the overnight bank funding rate) plus 0.50% or (z) the eurodollar rate assuming a one-month interest period plus 1.00% plus (ii) an applicable margin, which is currently 0.25% (“ABR loans”). The applicable margins for both Eurodollar loans and ABR loans under the New Revolving Facility will be reduced in the event of certain improvements in Parent’s senior unsecured long-term debt ratings (subject to a minimum of 0.875% for Eurodollar loans and 0% for ABR loans) and will be increased in the event of certain reductions in Parent’s senior unsecured long-term debt ratings (subject to a maximum of 1.50% for Eurodollar loans and 0.50% for ABR loans). Parent pays an annual commitment fee which is a percentage of the unused capacity of the New Revolving Facility. The commitment fee varies based on Parent’s senior unsecured long-term debt ratings and is currently 0.15%.

The Credit Agreement contains negative covenants that limit or restrict, subject to certain exceptions, the incurrence of liens, indebtedness of subsidiaries, change in nature of business, mergers, consolidations, the sale of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole, and transactions with affiliates. Parent is also required to maintain compliance with a maximum consolidated leverage ratio covenant (not to exceed 3.00:1.00) and a minimum consolidated interest coverage ratio covenant (not less than 4.00:1.00), and Parent’s broker-dealer subsidiaries are required to maintain compliance with a minimum regulatory net capital covenant. The Credit Agreement also contains customary affirmative covenants, including, but not limited to, compliance with applicable law, payment of taxes, maintenance of insurance, preservation of corporate existence, keeping of proper books of record and account and maintenance of properties.

The Credit Agreement includes events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or fees, cross-defaults to other debt, inaccuracies of representations and warranties, failure to perform negative covenants, failure to perform other terms and conditions, events of bankruptcy and insolvency, change of control and unsatisfied judgments.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated February 16, 2018, among TD Ameritrade Holding Corporation, the lenders party thereto, Wells Fargo Securities, LLC and Barclays Bank PLC, as joint bookrunners and joint lead arrangers, and Wells Fargo Bank, National Association, as administrative agent.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated February 16, 2018, among TD Ameritrade Holding Corporation, the lenders party thereto, Wells Fargo Securities, LLC and Barclays Bank PLC, as joint bookrunners and joint lead arrangers, and Wells Fargo Bank, National Association, as administrative agent.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: February 20, 2018	By:	/s/ Stephen J. Boyle
	Name:	Stephen J. Boyle
	Title:	Executive Vice President and Chief Financial Officer

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